Exhibit 99.1

1000 S. 2nd Street Sunbury, Pennsylvania 17801 Phone 570-847-3636

News Release

Contact: Dennis V. Curtin	FOR IMMEDIATE RELEASE
Phone: (570) 847-3636	October 14, 2010
E-Mail: Dcurtin@weismarkets.com

WEIS MARKETS REPORTS EARNINGS INCREASE FOR 8th CONSECUTIVE QUARTER

(Sunbury, PA) – Weis Markets, Inc. (NYSE: WMK) today announced its third quarter net income increased 4.9% to $16.3 million and that its earnings per share for the same period increased 5.2% to $0.61 per share compared to the same period a year ago.

During the 13-week period ending September 25, 2010, the Company's sales increased 2.7% to $640.0 million while its comparable store sales increased 0.1%.

"We continue to produce solid earnings increases in a slow growth environment that continues to be affected by cautious consumer spending," said Weis Markets' President and CEO David J. Hepfinger. "We attribute our results to continuing operational improvements at store and distribution levels, increased efficiencies, improved cost controls, and disciplined marketing and advertising."

Year to Date
Year to date, the Company's net income increased 14.7% to $54.2 million compared to $47.3 million for the same period in 2009 and earnings per share increased $0.26 or 15.0% to $2.02 per share. The Company's year-to-date sales increased 6.1% to $2.0 billion compared to $1.8 billion in 2009 while comparable store sales are up 1.1%.

About Weis Markets
Founded in 1912, Weis Markets marked its 98th year of operation in May. It currently operates 164 stores in its home state of Pennsylvania as well as Maryland, New York, New Jersey and West Virginia. For more information about Weis Markets, Inc., please visit www.weismarkets.com.

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In addition to historical information, this news release may contain forward-looking statements. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures.

The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof other than through its periodic filings with the Securities and Exchange Commission that are available to the public.

WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF UNAUDITED SALES & EARNINGS

Third Quarter - 2010

	13 Week	13 Week
	Period Ended	Period Ended	Increase
	September 25, 2010	September 26, 2009	(Decrease)
Net Sales	$639,967,000	$623,158,000	2.7%
Income Before Taxes	25,646,000	24,514,000	4.6%
Provision for Income Taxes	9,330,000	8,960,000	4.1%
Net Income	$16,316,000	$15,554,000	4.9%
Weighted Average
Shares Outstanding	26,898,000	26,900,000	(2,000)
Basic and Diluted
Earnings Per Share	$0.61	$0.58	$0.03

	39 Week	39 Week
	Period Ended	Period Ended	Increase
	September 25, 2010	September 26, 2009	(Decrease)
Net Sales	$1,957,899,000	$1,844,775,000	6.1%
Income Before Taxes	85,686,000	73,342,000	16.8%
Provision for Income Taxes	31,479,000	26,065,000	20.8%
Net Income	$54,207,000	$47,277,000	14.7%
Weighted Average
Shares Outstanding	26,898,000	26,928,000	(30,000)
Basic and Diluted
Earnings Per Share	$2.02	$1.76	$0.26